Exhibit 2.1

FORM OF

AGREEMENT AND PLAN OF MERGER

by and among

Marijuana Company of America, Inc.,

CDistro Merger Sub, Inc.

and

cDistro, Inc.

Dated as of June 29, 2021

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2021 (this “Agreement”), by and among Marijuana Company of America, Inc., a Utah corporation (the “Company”), cDistro Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and cDistro, Inc., a Nevada corporation (“cDistro”).

WHEREAS, the board of directors of the Company has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (b) adopted, pursuant to NRS 92A.120, this Agreement and the transactions contemplated by this Agreement, (c) directed that this Agreement be submitted for approval by a vote of the Company’s stockholders, and (d) recommended that the Company’s stockholders affirmatively vote to approve this Agreement;

WHEREAS, a majority of the Company’s stockholders entitled to vote on this Agreement have (a) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company, and (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement by written consent as provided in NRS 78.320;

WHEREAS, the board of directors of Merger Sub has unanimously (a) adopted, pursuant to NRS 92A.120, this Agreement and the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of Merger Sub and Company (as Merger Sub’s sole stockholder), and (c) recommended that Company (as Merger Sub’s sole stockholder) approve this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to cDistro’s, Company’s and Merger Sub’s willingness to enter into this Agreement, Beach Labs, Inc., as beneficial owner of shares representing, in the aggregate, 100% percent of the issued and outstanding shares of cDistro as of the date of this Agreement, is entering into a leakout agreement with the Company (the “Leakout Agreement”) and an earnout agreement with the Company (the “Earnout Agreement”); and

WHEREAS, pursuant to this Agreement, at the Effective Time, the Company will acquire 1,000,000 shares of the common stock of cDistro, equal to 100% of the issued and outstanding securities of cDistro, so that cDistro will become a wholly owned subsidiary of the Company, and cDistro will acquire shares of the common stock of the Company according to an exchange ratio, with the potential to earn an additional amount of shares as part of the transactions contemplated by this Agreement pursuant to the Earnout Agreement; and

WHEREAS, pursuant to the Earnout Agreement, the parties hereto intend that Beach Labs, Inc. will acquire additional shares of the Company as part of this transaction by reaching certain revenue targets over the twelve months following the Effective Time; and

WHEREAS, for federal income tax purposes, the Company, Merger Sub and cDistro intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

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ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the NRS, Merger Sub, at the Effective Time, shall be merged with and into cDistro. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and cDistro shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall be a wholly owned subsidiary of the Company.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place on such date as mutually determined by the parties hereto after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the place previously agreed to in writing by the parties. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Nevada, in such form as required by, and executed in accordance with the relevant provisions of, the NRS (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Certificate of Merger, this Agreement and the applicable provisions of the NRS. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of cDistro and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of cDistro and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws. At the Effective Time, (i) the Certificate of Incorporation, as amended, of the Surviving Corporation shall be its Certificate of Incorporation and (ii) the By-laws of the Surviving Corporation shall be its By-laws, in each case until thereafter changed or amended as provided therein or applicable federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body or authority (“Law”).

Section 1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation shall be the persons designated on Exhibit A hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the persons designated on Exhibit A hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

EXCHANGE AND CONVERSION OF SECURITIES

Section 2.1 Exchange and Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, cDistro or the holders of any of the following securities:

(a) Exchange of Merger Sub Stock for Surviving Corporation Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(b) Exchange of cDistro Common Stock for Company Common Stock. 1,000,000 shares of Surviving Corporation common stock, representing 100% of cDistro’s outstanding securities issued and outstanding immediately prior to the Effective Time (“cDistro Common Stock”), shall be automatically converted into a right to receive a number of shares of Common Stock of the Company (“Company Common Stock”) equal to $1,200,000 divided by the average closing price of Marijuana Company of America, Inc. common stock for the 20-day period immediately preceding the Effective Time, as reported by OTC Markets, multiplied by 70% (the “Exchange Ratio”).  Pursuant to the Earnout Agreement, up to the additional value of $1,000,000 in Company Common Stock may be issued as compensation. At the Effective Time, all such shares of cDistro Common Stock shall be tendered to Merger Sub. The Exchange Ratio is subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities, combinations, recapitalization, reclassifications, extraordinary distributions and similar events.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references delivered by the Company and Merger Sub to cDistro prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company and Merger Sub hereby jointly and severally represent and warrant to cDistro as follows:

Section 3.1 Organization and Qualification; Subsidiaries. Each of the Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Each of the Company and Merger Sub has not agreed nor is it obligated to make, or is bound by any agreements, contract or similar documents under which it may become obligated to make, any future investment in or capital contribution to any other entity.  Each of the Company and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a material adverse effect. The Company does have subsidiaries other than Merger Sub.

Section 3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company’s Restated Certificate of Incorporation (the “Company Certificate”) and Amended and Restated By-laws (the “Company By-laws”) provided to cDistro are complete and correct copies thereof as in effect on the date hereof. Neither the Company nor Merger Sub is in violation of any of the provisions of the Company or Merger Sub’s Certificate or the Company or Merger Sub’s By-laws. True and complete copies of all minute books of the Company have been made available by the Company to cDistro.

Section 3.3 Capitalization. As of the Effective Time, (A) 4,856,957,259 shares of Company Common Stock (other than treasury shares) will be issued and outstanding, all of which shall be validly issued and fully paid, nonassessable and free of preemptive rights, and (B) 10,143,042,741 shares of Company Common Stock will be held in the treasury of the Company.

Section 3.4 Authority.

(a) Each of the Company and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and Merger Sub and the consummation by the Company and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by each of the Company and Merger Sub and constitutes a legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of the Company and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company (the “Company Board”), by resolutions duly adopted by unanimous vote by unanimous written consent and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, and (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger). The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive.

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(c) Merger Sub’s Board of Directors, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company, as Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) recommended that the Company approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, (A) contravene, conflict with or result in a violation of any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its subsidiaries or any order, writ, injunction, judgment or decree to which the Company or Merger Sub, or any of the property or asset of the Company or Merger Sub is subject, bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company of Merger Sub pursuant to, any contract or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect. The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq) (a “Governmental Body”) the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization that is held by the Company or Merger Sub, except as would not reasonably be expected to be material to the Company or Merger Sub or their respective business.

(b) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law and the filing and recordation of the Certificate of Merger as required by the NRS and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect.

(c) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by the Company and Merger Sub, does not contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound or affected under applicable Law agreements, document or contract (“Material Contract”), or give any person the right to: (i) declare a default or exercise any remedy under any Company or Merger Sub Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company or Merger Sub Material Contract; (iii) accelerate the maturity or performance of any Company or Merger Sub Material Contract; or (iv) cancel, terminate or modify any term of any Company or Merger Sub Material Contract, except in the case of any non-material breach, default, penalty or modification.

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(d) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by the Company and Merger Sub shall not result in the imposition or creation of any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset (“Encumbrance”)  upon or with respect to any asset owned or used by the Company or Merger Sub.

(e) Except for the filing of the Certificate of Merger with the Secretary of State of the State of Nevada pursuant to the NRS and the Preferred Stock and holders of notes, the Company or Merger Sub is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the contemplated transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company or Merger Sub to consummate the contemplated transactions.

Section 3.6 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Merger Sub is a direct wholly-owned subsidiary of the Company. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

Section 3.7 Financials.

(a) The consolidated financial statements of the Company as of the period ending December 31, 2020, audited through December 31, 2020 (including the notes thereto) provided by the Company to cDistro (the “Company Financial Statements”) were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated subsidiaries of the Company as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company and each of its subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries included in the Company’s Financial Statements or as otherwise disclosed in the Company Disclosure Schedules, none of the Company, Merger Sub or any of its consolidated subsidiaries has any liabilities, indebtedness, or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business that would not, individually or in the aggregate, have a material adverse effect.

(c) Each of the Company and Merger Sub maintains accurate books and records reflecting their assets and liabilities.  The Company has a material weakness in its internal controls as reported in its filings with the Securities and Exchange Commission (the “SEC”).

(d) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer or the Company Board of Directors or any committee thereof.  Neither the Company nor its independent auditors have identified (i) any fraud, whether or not material, that involves the Company, its management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding any of the foregoing.

(e) Between the date of the Company’s latest unaudited Balance Sheet and the date of this Agreement, the Company has conducted its business only in the ordinary course of business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any change, event, circumstance, or development that would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company (a “Company Material Adverse Effect”).  The Company and Merger Sub do not have any knowledge of any Company Material Adverse Effect regarding the preparation and completion of the audit being conducted on the Company’s Financial Statements for the fiscal year ended December 31, 2020.

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Section 3.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or Merger Sub.

Section 3.9 Tax Treatment. Neither the Company nor Merger Sub, has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor Merger Sub is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.10 Litigation. Except as and to the extent disclosed in the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company or Merger Sub, threatened in writing against the Company or Merger Sub (b) each of the Company and Merger Sub is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company or Merger Sub, threatened in writing against the Company or Merger Sub that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 3.11 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock are the only votes of the holders of any class or series of capital stock or other equity securities of the Company or Merger Sub necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Merger Sub Stockholder Approval”).

Section 3.12    Taxes.

(a)  Except as set forth in the Company Disclosure Schedule, each of the Company and Merger Sub has prepared and timely filed all material tax returns required to be filed relating to any and all taxes concerning or attributable to the Company and Merger Sub and their respective operations other than taxes being disputed, and such tax returns have been completed in accordance with applicable legal requirements in all material respects. Each of the Company and Merger Sub has paid or withheld all taxes required to be paid or withheld with respect to their Employees and have paid over to the appropriate Taxing authority all such taxes. Each of the Company and Merger Sub has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(b)  Except as set forth in the Company Disclosure Schedule, no audit or other examination of any tax return of the Company or Merger Sub is presently in progress, nor has the Company or Merger Sub been notified in writing of any request for such an audit or other examination.

(c)  Except as set forth in the Company Disclosure Schedule, each of the Company and Merger Sub has no liabilities for unpaid taxes which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and the Company and Merger Sub has not incurred any liability for taxes since the date of the Company Balance Sheet other than in the ordinary course of business. There are no liens on the assets of the Company or Merger Sub relating to or attributable to taxes.

(d) The Company has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Company” within the meaning of Section 897(c)(2) of the Code.  The Company (i) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, (ii) owes no amount under any tax sharing, indemnification or allocation agreement, (iii) has any liability for the taxes of any person (other than the Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign legal requirements), as a transferee or successor, by contract, or otherwise.  Each of the Company or Merger Sub has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

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(e)  There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of the Company or Merger Sub to which  the Company or Merger Sub is a party or by which the Company or Merger Sub is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could be expected to, as a result of the transactions contemplated hereby, give rise directly or indirectly to the payment of any amount that would be characterized as an “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign tax law).  No employee, director, consultant or other service provider of the Company or Merger Sub is entitled to receive any additional gross up payment from the Company by reason of any taxes imposed by Section 4999 of the Code.

(f)  There is no contract of the Company or Merger Sub covering any of its employees that, considered individually or considered collectively with any other such contract of the Company or Merger Sub, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements).

Section 3.13    Compliance.  Each of the Company and Merger Sub is not in any material respect in conflict with, or in default or in violation of, any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity applicable to the Company or Merger Sub or by which the Company or Merger Sub or any of their respective businesses or properties is bound or affected, including, any laws, rules or regulations relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, government contracting, anti-kickback compliance, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination.  There is no judgment, injunction, order or decree binding upon the Company or Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Company’s Merger Sub’s business or the parties’ ability to consummate the transactions contemplated herein.

Section 3.14 Employee Plans.

(a)  The Company has not maintained, established, sponsored, participated in, or contributed to any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded (herein,  the “Company Employee Plan”), including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company is not a party, and never has been a party, to any employment, severance, consulting, relocation, or other agreement or contract under which the Company has a current material obligation (herein, “Company Employee Agreement”). The Company has no commitment to establish any new Company Employee Plan or Company Employee Agreement, to materially modify any Company Employee Plan or Company Employee Agreement (except to the extent required by applicable legal requirements), or to adopt or enter into any Company Employee Plan or Company Employee Agreement.

(b) The Company has never maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.  No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(c)  Neither the Company nor Merger Sub is in conflict with, or in default under or in violation of, any applicable foreign, federal, state and local laws, regulations, or collective bargaining agreements or arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours, except for those conflicts, defaults or violations that, individually or in the aggregate, would not, individually or in the aggregate, have a material adverse effect.

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(d)  Each of the Company and Merger Sub is not a party to any collective bargaining agreement or union contract with respect to the Company employees and no collective bargaining agreement is being negotiated by the Company or Merger Sub.  There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened or reasonably anticipated.  As of the date hereof, there are no actions, suits, claims, or proceedings pending, or, to the knowledge of the Company, threatened against the Company, relating to any labor, safety or discrimination matters involving any the Company employee, including, without limitation, charges of material unfair labor practices or discrimination complaints.

Section 3.15 Real Property. The Company does not currently own, or has ever owned, any real property.

Section 3.16 Takeover Statutes. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any takeover statutes pursuant to the Nevada Revised Statutes, to the extent applicable. To the knowledge of the Company, no other state takeover or similar statute or regulation (each, a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.17 Intellectual Property. The Company owns, or has the legal and valid right to use, as currently being used by  the Company, all intellectual property owned by, licensed to, or controlled by the Company that is necessary for or used in the business of the Company as presently conducted (“Company IP Rights”), and with respect to Company IP Rights that are owned by the Company, has the right to bring actions for the infringement of such Company IP Rights.

Section 3.18 Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Balance Sheet; and (b) all other assets reflected in the books and records of the Company as being owned by the Company.  All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances.

Section 3.19 Environmental Matters. The Company has complied with all applicable federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of hazardous materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous material (“Environmental Laws”), which compliance includes the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business.  The Company has not received, any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the cDistro’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business.  No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to hazardous materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law.  No consent, approval or governmental authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the contemplated transactions.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CDISTRO

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references delivered by cDistro to the Company prior to the execution of this Agreement (the “cDistro Disclosure Schedule”), cDistro hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. cDistro is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  cDistro has no subsidiaries. cDistro does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity.  cDistro is not nor has it otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.  cDistro has not agreed nor is it obligated to make, or is bound by any agreements, contract or similar documents under which it may become obligated to make, any future investment in or capital contribution to any other entity.  cDistro has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. cDistro is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a material adverse effect.

Section 4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of cDistro’s Certificate of Incorporation (the “cDistro Certificate”) and By-laws (the “cDistro By-laws”) as provided to the Company are complete and correct copies thereof as in effect on the date hereof. cDistro is not in violation of any of the provisions of the cDistro Certificate or the cDistro By-laws. True and complete copies of all minute books of cDistro have been made available by cDistro to the Company.

Section 4.3 Capitalization.

(a) The authorized capital stock of cDistro consists of 1,350,000 shares of capital stock consisting of: (i) 1,350,000 shares of Common Stock, par value of $0.0001 per share; and (ii) no shares of preferred stock. As of the Effective Time, 1,000,000 shares of cDistro Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 350,000 shares of cDistro Common Stock were held in the treasury of cDistro. As of the Effective Time, 0 shares of preferred stock were authorized, issued or outstanding. All capital stock or other equity securities of cDistro have been issued in compliance with applicable federal and state securities laws. cDistro does not have any subsidiaries.

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(b) Except as otherwise disclosed in the cDistro Disclosure Schedule, as of the Effective Time, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which cDistro is a party or by which cDistro is bound relating to the issued or unissued capital stock or other equity interests of cDistro, or securities convertible into or exchangeable for such capital stock or other equity interests, or obligating cDistro to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, cDistro. cDistro has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.3 or the cDistro Disclosure Schedule. cDistro has previously provided the Company with a true and complete list, as of the date hereof, of the shareholders of cDistro.

(c) There are no outstanding contractual obligations of cDistro (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of cDistro Common Stock or any capital stock of, or other equity interests in, cDistro. There are no outstanding contractual obligations of cDistro to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d) cDistro does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of cDistro on any matter. cDistro has not adopted a stockholders’ rights plan.

Section 4.4 Authority.

(a) cDistro has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by cDistro and the consummation by cDistro of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of cDistro and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by cDistro and constitutes a legal, valid and binding obligation of cDistro, enforceable against cDistro in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of cDistro (the “cDistro Board”) by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way (the “cDistro Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to, advisable and in the best interests of cDistro and its stockholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger); and (iii) the Board resolved to recommend  that the stockholders of cDistro adopt this Agreement and vote for the approval of the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by cDistro’s stockholders in accordance with this Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by cDistro does not, and the performance of this Agreement by cDistro will not (A) contravene, conflict with or result in a violation of any provision of the cDistro Certificate or cDistro By-laws, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to cDistro or any order, writ, injunction, judgment or decree to which cDistro,  or any of the property or asset of cDistro is subject, bound or affected, or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of cDistro pursuant to, any contract or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect. The execution and delivery of this Agreement by cDistro does not, and the performance of this Agreement by cDistro will not, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization that is held by cDistro, except as would not reasonably be expected to be material to cDistro or its business.

(b) The execution and delivery of this Agreement by cDistro does not, and the performance of this Agreement by cDistro will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law and the filing and recordation of the Certificate of Merger as required by the NRS and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect.

(c) The execution and delivery of this Agreement by cDistro does not, and the performance of this Agreement by cDistro will contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound or affected under applicable Law agreements, document or contract (“Material Contract”), or give any person the right to: (i) declare a default or exercise any remedy under any cDistro Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any cDistro Material Contract; (iii) accelerate the maturity or performance of any cDistro Material Contract; or (iv) cancel, terminate or modify any term of any cDistro Material Contract, except in the case of any non-material breach, default, penalty or modification.

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(d) result in the imposition or creation of any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset (“Encumbrance”)  upon or with respect to any asset owned or used by cDistro.

(e) Except for the filing of the Certificate of Merger with the Secretary of State of the State of Nevada pursuant to the NRS, cDistro is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the contemplated transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of cDistro to consummate the contemplated transactions.

Section 4.6 Financial Statements.

(a)  cDistro has delivered to the Company true and complete copies of (i) the unaudited financial statements of cDistro as of the periods ending December 31, 2020 and March 31, 2021, together with related unaudited consolidated statements of income, stockholders’ equity and cash flows, and notes thereto (the “cDistro Financial Statements”) which were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of cDistro as of the respective dates thereof and for the respective periods indicated therein. The books and records of cDistro have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b) Except as and to the extent set forth on the balance sheet of cDistro included in the cDistro Financial Statements,  cDistro has no liabilities indebtedness, or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business that would not, individually or in the aggregate, have a material adverse effect.

(c) cDistro maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of cDistro and to maintain accountability of cDistro’s assets; (iii) access to cDistro’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for cDistro’s  assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  cDistro maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(d) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer or the cDistro Board of Directors or any committee thereof.  Neither cDistro nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by cDistro, (ii) any fraud, whether or not material, that involves cDistro, its management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by cDistro, or (iii) any claim or allegation regarding any of the foregoing.

(e) Between the date of the cDistro Financial Statements and the date of this Agreement, cDistro has conducted its business only in the ordinary course of business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any change, event, circumstance, or development that would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of cDistro (a “cDistro Material Adverse Effect”).

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Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of cDistro.

Section 4.8 Tax Treatment. cDistro, has not taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. cDistro is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.9 Litigation. Except as and to the extent disclosed in Section 4.9 of the cDistro Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of cDistro, threatened in writing against cDistro; and (b) cDistro is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of cDistro, threatened in writing against cDistro that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 4.10 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of cDistro Common Stock are the only votes of the holders of any class or series of capital stock or other equity securities of cDistro necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “cDistro Stockholder Approval”).

Section 4.11    Taxes.

(a)  Except as otherwise disclosed on the cDistro Disclosure Schedule, cDistro has prepared and timely filed all material tax returns required to be filed relating to any and all taxes concerning or attributable to cDistro and its operations, and such tax returns have been completed in accordance with applicable legal requirements in all material respects. cDistro has paid or withheld all taxes required to be paid or withheld with respect to their Employees and have paid over to the appropriate Taxing authority all such taxes. cDistro has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(b)  No audit or other examination of any tax return of cDistro is presently in progress, nor has cDistro been notified in writing of any request for such an audit or other examination.

(c)  cDistro has no liabilities for unpaid taxes which have not been accrued or reserved on the cDistro Balance Sheet in accordance with GAAP, and cDistro has not incurred any liability for taxes since the date of the cDistro Balance Sheet other than in the ordinary course of business. There are no liens on the assets of cDistro relating to or attributable to taxes.

(d) cDistro has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Company” within the meaning of Section 897(c)(2) of the Code.  cDistro (i) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, (ii) owes no amount under any tax sharing, indemnification or allocation agreement, (iii) has any liability for the taxes of any person (other than cDistro) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign legal requirements), as a transferee or successor, by contract, or otherwise.  cDistro has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)  There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of cDistro to which cDistro is a party or by which cDistro is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could be expected to, as a result of the transactions contemplated hereby, give rise directly or indirectly to the payment of any amount that would be characterized as an “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign tax law.  No employee, director, consultant or other service provider of cDistro is entitled to receive any additional gross up payment from cDistro by reason of any taxes imposed by Section 4999 of the Code.

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(f)  There is no contract of cDistro covering any of its employees that, considered individually or considered collectively with any other such contract of cDistro, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements).

Section 4.12 Employee Plans.

(a)  cDistro has not maintained, established, sponsored, participated in, or contributed to any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded (herein, a “cDistro Employee Plan”), including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of the ERISA. Except as set forth in the cDistro Disclosure Schedule, cDistro is not a party, and never has been a party, to any employment, severance, consulting, relocation, or other agreement or contract under which cDistro has a current material obligation (herein, a “cDistro Employee Agreement”). cDistro has no commitment to establish any new cDistro Employee Plan or cDistro Employee Agreement, to materially modify any cDistro Employee Plan or cDistro Employee Agreement (except to the extent required by applicable legal requirements), or to adopt or enter into any cDistro Employee Plan or cDistro Employee Agreement.

(b) cDistro has never maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.  No cDistro Employee Plan provides health benefits that are not fully insured through an insurance contract.

(c)  cDistro is not in conflict with, or in default under or in violation of, any applicable foreign, federal, state and local laws, regulations, or collective bargaining agreements or arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours, except for those conflicts, defaults or violations that, individually or in the aggregate, would not, individually or in the aggregate, have a material adverse effect.

(d)  cDistro is not a party to any collective bargaining agreement or union contract with respect to cDistro employees and no collective bargaining agreement is being negotiated by cDistro.  There is no labor dispute, strike or work stoppage against cDistro pending or, to the knowledge of cDistro, threatened or reasonably anticipated.  As of the date hereof, there are no actions, suits, claims, or proceedings pending, or, to the knowledge of cDistro, threatened against cDistro, relating to any labor, safety or discrimination matters involving any cDistro employee, including, without limitation, charges of material unfair labor practices or discrimination complaints.

Section 4.14 Real Property. cDistro does not currently own, or has ever owned, any real property.

Section 4.15 Takeover Statutes. The Board of Directors of cDistro has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive, to the extent applicable. To the knowledge of cDistro, no other state takeover or similar statute or regulation (each, a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 4.16 Intellectual Property. cDistro owns, or has the legal and valid right to use, as currently being used by cDistro, all intellectual property owned by, licensed to, or controlled by cDistro that is necessary for or used in the business of cDistro as presently conducted (“cDistro IP Rights”), and with respect to cDistro IP Rights that are owned by cDistro, has the right to bring actions for the infringement of such cDistro IP Rights.

Section 4.17 Assets. cDistro owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the cDistro Unaudited Balance Sheet; and (b) all other assets reflected in the books and records of cDistro as being owned by cDistro.  All of such assets are owned or, in the case of leased assets, leased by cDistro free and clear of any Encumbrances.

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Section 4.18 Environmental Matters.

cDistro has complied with all applicable federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of hazardous materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous material (“Environmental Laws”), which compliance includes the possession by cDistro of all permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to cDistro or its business.  cDistro has not received, any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other person, that alleges that cDistro is not in compliance with or has liability pursuant to any Environmental Law and, to the knowledge of cDistro, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to cDistro or its business.   No current or (during the time a prior property was leased or controlled by cDistro) prior property leased or controlled by cDistro has had a release of or exposure to hazardous materials in material violation of or as would reasonably be expected to result in any material liability of cDistro pursuant to Environmental Law.  No consent, approval or governmental authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the contemplated transactions.

ARTICLE V

COVENANTS

Section 5.1 Tax-Free Reorganization Treatment.

(a) The Company and cDistro shall use their commercially reasonable best efforts and shall cause their respective subsidiaries to use their commercially reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, except with respect to the Cash Consideration. Neither the Company nor cDistro shall, nor shall they permit any of their respective subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Company and cDistro shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.2 Preparation of the Form 8-K.

As promptly as practicable after the date hereof, the Company shall prepare one or more Current Reports on Form 8-K under the Exchange Act (including any amendments thereof, the “Form 8-K”) as required by the Exchange Act for disclosure of the transactions contemplated hereby.  The Company shall prepare one or more such Form 8-Ks to be filed by Company with the SEC, from time to time after the Closing, as required by applicable Legal Requirements.  Such Form 8-Ks shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and shall contain all information regarding cDistro, the Company and the transactions contemplated herein as would be required to be contained in a General Form for Registration of Securities on Form 10, including the consent of cDistro’s independent accountants as to the filing of cDistro’s financial statements contained therein, to the extent applicable, except that cDistro and Company shall be permitted to defer the filing of pro forma financial information to the extent permitted to do so under applicable laws and regulations  (a final draft capable of being filed with the SEC shall be referred to as the “Final Draft Form 8-K”).

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Section 5.3  cDistro Stockholder Approval. cDistro shall use reasonable best efforts to obtain the cDistro Stockholder Approval within twenty (20) business days following the date hereof in compliance with applicable legal requirements.

Section 5.4 Regulatory Matters; Reasonable Best Efforts.

(a) Each party hereto shall cooperate and promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all approvals and authorizations of all governmental entities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement. cDistro shall have the right to review and approve in advance all characterizations of the information relating to cDistro, on the one hand, and the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company, on the other hand, in either case, that appear in any application, notice, petition or filing made in connection with the Merger or the other transactions contemplated by this Agreement with any governmental entity. cDistro and the Company agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of governmental entities.

(b)  Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable legal requirements) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary consents or waivers from third parties and governmental entities, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing in this Section 5.4(b) shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to  Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this  Section 5.4(b) or require any party to offer, accept or agree to (A) dispose or hold separate any part of its businesses, operations, assets or product lines, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, such party or any of its affiliates may carry on business in any part of the world or (D) pay any consideration (other than ordinary course filing, application or similar fees and charges) to obtain any approval, consent or waiver from a third party necessary, proper or advisable to consummate the transactions contemplated hereby, including the Merger or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the transactions contemplated hereby, including the Merger, as violative of any antitrust law.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) No Order. No governmental entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(b) Consents and Approvals. All material consents, approvals and authorizations of any governmental entity required of cDistro, the Company or any of their subsidiaries shall have been obtained.

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(c) Execution and Delivery of Lock-Up and Leak-Out Agreements. The cDistro stockholder listed on attached Schedule A shall execute and deliver to the Company a Lock-Up and Leak-Out agreement on or prior to the Effective Time.  A stockholder shall not receive its respective certificate evidencing its shares of Company Common Stock unless and until it has executed and delivered its Lock-Up and Leak-Out agreement to the Company.

Section 6.2 Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of cDistro contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) at and as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect.

(b) Agreements and Covenants. cDistro shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on cDistro.

(d) Closing Certificates. The Company shall have received a certificate signed by the Chief Executive Officer of cDistro, in his individual and corporate capacity, dated the Effective Time, to the effect that, to his knowledge, the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Additional Conditions to Obligations of cDistro. The obligation of cDistro to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) at and as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect.

(b) Agreements and Covenants. The Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or, in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Company or Merger Sub.

(d) Closing Certificates. cDistro shall have received a certificate signed by the Chief Executive Officer of the Company, in his individual and corporate capacity, dated the Effective Time, to the effect that, to his knowledge, the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Company Disclosure Schedule or the cDistro Disclosure Schedule, as applicable, shall have been obtained.

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ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of cDistro:

(a) By mutual written consent of cDistro and the Company, by action of their respective Boards of Directors;

(b) By either the Company or cDistro if the Merger shall not have been consummated prior to June 30, 2021 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party’s obligations set forth in Section 5.7) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c) By either the Company or cDistro if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7);

(d) By written notice of cDistro (if cDistro is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b); and (ii) cannot be cured prior to the Outside Date; provided that cDistro shall have given the Company written notice, delivered at least twenty (20) days prior to such termination, stating cDistro’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination;

(e) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by cDistro of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) cannot be cured prior to the Outside Date; provided that the Company shall have given cDistro written notice, delivered at least twenty (20) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f) By written notice of either cDistro or the Company if (i) the Company Stockholder Approval shall not have been obtained, or (ii) the cDistro Stockholder Approval shall not have been obtained.

Section 7.2 Effect of Termination; Limitation on Liability. In the event of termination of this Agreement by either cDistro or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of cDistro or the Company or their respective subsidiaries, officers or directors except (x) with respect to this Section 7.2 and Article VIII and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of cDistro and the Company; provided, that after any such approval, no amendment shall be made that by law requires further approval by the Company’s or cDistro’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein.

Section 7.5 Fees and Expenses. Subject to Section 7.2(a), Section 7.2(b) and Section 7.2(c) hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same (including, but not limited to, fees and expenses of counsel, accountants, investment bankers and other advisors).

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ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties of cDistro contained in ARTICLE IV of this Agreement, or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith, shall survive the Closing until the twelve (12) month anniversary of the Closing Date (the “Survival Period”); provided that the representations and warranties of the Company set forth in Sections 4.1 (Organization; Standing and Power; Subsidiaries), 4.2 (Capital Structure), 4.3 (Authority; Non-Contravention; Necessary Consent), 4.5 (Undisclosed Liabilities), and 4.7 (Taxes) (collectively, the “Specified Representations”) shall survive until the expiration of the applicable statute of limitations applicable to claims related thereto.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by electronic email transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to cDistro, addressed to it at:

cDistro, Inc.

3450 S. Ocean Blvd., #122

Palm Beach, FL 33480

Attention: Ronald P. Russo, Jr., CEO

Email: rr@cdistro.com

If to the Company or Merger Sub, addressed to it at:

Marijuana Company of America, Inc.

1340 West Valley Parkway, Suite 205

Escondido, CA 92029

Attention: Jesus M. Quintero, CEO

Email: jesus@hempsmart.com

Section 8.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.5 Entire Agreement. This Agreement (together with the Exhibits, cDistro Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

Section 8.6 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Nevada State court, or Federal court of the United States of America, sitting in Nevada, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Nevada State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Nevada State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Nevada State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 8.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Company, Merger Sub and cDistro have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MARIJUANA COMPANY OF AMERICA, INC.

By:	/s/ Jesus M. Quintero
Name: Jesus M. Quintero
Title: Chief Executive Officer

CDISTRO MERGER SUB, INC.

By:	/s/ Jesus M. Quintero
Name: Jesus M. Quintero
Title: President and CEO

CDISTRO, INC.

By:	/s/ Ronald P. Russo, Jr.
Name: Ronald P. Russo, Jr.
Title: President and CEO

EXHIBIT A

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Directors:

Ronald P. Russo, Jr.

Jesus M. Quintero

Officers:

Ronald P. Russo, Jr. – Chief Executive Officer

Jesus M. Quintero – Chief Financial Officer

A-1

EXHIBIT B

DISCLOSURE SCHEDULES

Company: None

cDistro: None

B-1

SCHEDULE A

LOCK-UP/LEAK-OUT SHAREHOLDER

1. Beach Labs, Inc.

C-1